Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-122904), Form S-3 (No. 333-122086), Form S-8 (No. 333-89890) and Form S-8 (No. 333-115806) of Overstock.com, Inc. of our report dated March 14, 2006, except for the restatement discussed in Note 2 of the consolidated financial statements and the matter discussed in the penultimate paragraph of Management's Report on Internal Control Over Financial Reporting, as to which the date is March 14, 2006,  relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/PricewaterhouseCoopers LLP

Salt Lake City, Utah

March 14, 2006